Exhibit 21.1

JETBLUE AIRWAYS CORPORATION
LIST OF SUBSIDIARIES
As of December 31, 2015

BlueBermuda Insurance, LTD (Bermuda corporation)
JetBlue Technology Ventures, LLC (Delaware corporation)